Bank of South Carolina Corporation 10-K
Exhibit 10.6

Summary Plan Description

The Bank of South Carolina

Employee Stock Ownership Plan

Prepared January 2012

Introduction

Type of Plan
Effective January 1, 2012, The Bank of South Carolina amended its employee stock ownership plan. The plan is named the The Bank of South Carolina Employee Stock Ownership Plan, but it will be referred to in this summary as the “Plan.”

Plan Sponsor
The Bank of South Carolina is the sponsor of the Plan, and will sometimes be referred to in this summary as the Sponsoring Employer, the Employer, we, us or our. Our address is 256 Meeting Street, Charleston, SC 29401; our telephone number is (843) 724-1500; and our employer identification number is 57-0825951.

Purpose of This Summary
This booklet is called a Summary Plan Description (the SPD) and it is meant to describe highlights of the Plan in understandable language. It is not, however, meant to be a complete description of the Plan, nor is it meant to interpret, extend or change the provisions of the Plan in any way. If there is a conflict between this SPD and the Plan, the provisions of the Plan control your right to benefits. A copy of the Plan and related documents are on file with the Administrator and you can read them at any reasonable time. Also, no provision of the Plan or this SPD is intended to give you the right to continued employment or to prohibit changes in the terms or conditions of your employment. If you have any questions that are not addressed in this summary, you can contact the Administrator (who is described in the next section) during normal business hours.

Plan Administration

Plan Trustee
The Plan is administered under a written plan and trust agreement. The trustees are responsible for trusteeing the Plan's assets. The trustees are Hugh C. Lane, Jr., Fleetwood S. Hassell, David R. Schools and Sheryl G. Sharry. The trustees can be contacted at 256 Meeting Street, Charleston, SC 29401.

Plan Administrator
All matters other than investments that concern the operation of the Plan are the responsibility of the Administrator. The Administrator is The Bank of South Carolina, whose address is 256 Meeting Street, Charleston, SC 29401, and whose telephone number is (843) 724-1500. The Administrator has the power and authority to interpret the terms of the Plan based on the Plan document and existing laws and regulations, as well as the power to determine all questions that arise under the Plan. Such power and authority include, for example, the administrative discretion necessary to resolve issues with respect to an employee's eligibility for benefits, credited service, Disability, and retirement, or to interpret any other term contained in  the Plan and related documents. The Plan Administrator's interpretations and determinations are binding on all Participants, employees, former employees, and their beneficiaries.

Plan Number
For identification purposes, we have assigned number 001 to the Plan.

Service of Legal Process
If you have to bring legal action against the Plan for any reason, legal process can be served on the President of the sponsoring employer at 256 Meeting Street, Charleston, SC 29401. Legal process can also be served on the trustees or on the Administrator.

General Plan Definitions

Many definitions are used in this summary and most are defined in the section where they appear, but the following terms have broader application and are used throughout this summary:

Account
Your Account represents the value of our contributions made to the Plan on your behalf, as well as the net earnings on those contributions. Your Account is divided into several sub-accounts for accounting purposes, including your Company Stock Account, which represents just the Company Stock (and the earnings thereon) allocated to your Account.

Allocation Period
The Allocation Period is the period of time for which a contribution to the Plan is allocated. The Allocation Period is generally the Plan Year, but to the extent contributions are made more frequently than annually, they will be allocated based on the Compensation earned during the Allocation Period. Except as otherwise noted, a contribution for an Allocation Period of less than 12 months will not be adjusted at the end of the Plan Year to reflect annual Compensation.

Break in Service
You will incur a Break in Service if you fail to perform, in any 12-month computation period, more than 500 Hours of Service for eligibility purposes and more than 500 Hours of Service for Vesting purposes. A Break in Service may affect your eligibility to receive an allocation of contributions and the number of your Years of Service which are counted in determining your Vested Interest in your Account.

Company Stock
Company Stock means common stock we issue which is either voting common stock or preferred stock convertible into voting common stock.

Disability
Disability is a physical or mental condition you suffer while you are a Participant that, in the opinion of a doctor approved by the Administrator, totally and permanently prevents you from performing your specified duties.

Early Retirement Age
Early Retirement Age is any Anniversary Date coinciding with or following the date you reach age 55 and complete at least 5 Years of Service.

Exempt Loan
An Exempt Loan is a loan made to the Plan, generally by a bank, the proceeds of which are used to buy Company Stock on behalf of the Plan.

Hour of Service
An Hour of Service is any hour for which you have a right to be paid by us, including hours you are paid for vacation, holidays, illness, back pay and maternity leave.

Normal Retirement Age
Normal Retirement Age is the date you reach Age 65.

Plan Year
The Plan Year is the 12-month accounting year of the Plan, and it begins each January 1st and ends the following December 31st.

Vested Interest
Your Vested Interest is the percentage of your Account to which you are entitled at any point in time. However, notwithstanding any other vesting schedule set forth in this summary, as a Participant in the Plan, you will have a 100% Vested Interest in your Account upon reaching Normal (or Early) Retirement Age prior to termination of employment, upon your death prior to termination of employment, or upon suffering a Disability prior to termination of employment.

Year of Service
A Year of Service is a period of time used to determine your eligibility to participate in the Plan and to determine your Vested Interest. A Year of Service for eligibility purposes is a 12-month computation period in which you are credited with at least 1,000 Hours of Service. Your initial eligibility computation period begins on your date of hire. Your second eligibility computation period overlaps your first eligibility computation period and begins on the first day of the Plan Year which begins prior to the first anniversary of your date of hire. For example, if your date of hire is March 1st, your first eligibility computation period will end on the last day of the following February, but your second eligibility computation period will have already begun on the immediately preceding January 1st and will end the following December 31st. Each succeeding eligibility computation period (if required) will begin January 1st and end December 31st. A Year of Service for vesting purposes is a 12-month computation period in which you are credited with at least 1,000 Hours of Service. The vesting computation period in this Plan is the Plan Year.

Employer Contributions

How the Contribution Is Determined
Making contributions to the Plan for any Plan Year is entirely discretionary on our part, as is the amount of any such contribution we may decide to make.

How You Become a Participant
To become a Participant in the Plan, you must satisfy the following criteria (described in more detail below): (a) you must be an Eligible Employee; (b) you must satisfy the age requirement and the service requirement; and (c) you must be employed by us on the applicable entry date.

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Eligible Employees. All employees are considered to be Eligible Employees except for the following ineligible classes of Employees: (a) employees whose employment is governed by a collective bargaining agreement in which retirement benefits were the subject of good faith bargaining; (b) employees who are non-resident aliens who do not receive earned income from us which constitutes income from sources within the United States; (c) anyone who becomes an employee as the result of a merger or other acquisition; (d) anyone who is a leased employee; (e) employees who are employed by an affiliated employer which does not adopt this Plan; and  (f) any person who is deemed by the Employer to be an independent contractor on his or her employment commencement date and on the first day of each subsequent Plan Year, even if such person is later determined by a court or a governmental agency to be or to have been an Employee.

●	Age Requirement. You must be at least 21 years of age.

●	Service Requirement. You must be credited with at least 1 Year of Service.

●	Entry Date. You will enter the Plan as a Participant on the January 1st which occurs nearest to the date that you first satisfy both the age and the service requirements described above.

How You Qualify For a Contribution Allocation
For any Allocation Period in which we make a contribution, a portion of that contribution will be allocated to your Account if (1) you are a Participant in the Plan as described above; and (2) you satisfy the conditions described below for the Allocation Period.

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Active Participants. If you are still employed by us on the last day of an Allocation Period, you will be eligible to receive an allocation if you are credited with at least 1,000 Hours of Service during the Allocation Period.

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Terminated Participants. If you terminate employment with us before the last day of an Allocation Period because of your retirement on or after Normal or Early Retirement Age, or because of your death or Disability, you will be eligible to receive an allocation regardless of your service during the Allocation Period. If you terminate employment with us before the last day of an Allocation Period for any other reason, you will not be eligible to receive an allocation for that Allocation Period.

How the Contribution Is Allocated
Contributions are allocated in the ratio that your Compensation for the Plan Year bears to the total Compensation of all Participants eligible for an allocation for the Plan Year. This means that the amount allocated to each eligible Participant's Account will, as a percentage of Compensation, be the same. For example, if the contribution is equal to 5% of all eligible Participant's Compensation, that's the amount that will actually be allocated each eligible Participant's Account.

How Your Compensation Is Determined
The amount of your Compensation used in determining the amount of contribution allocated to your Account is the amount you receive from us during the Plan Year as reported on your Form W-2, excluding any amount in excess of the annual dollar limitation on compensation imposed by law, which is $250,000 for the Plan Year beginning in 2012, and which will thereafter be the amount set annually by law.

How Your Vested Interest Is Determined
Your Vested Interest in your Account, including any earnings allocated to this account from time to time, is determined by the vesting schedule following this paragraph, based on your credited Years of Service at the time the determination is made. In determining your Vested Interest, all of your Years of Service will be counted except those that were credited prior to the date you reached age 18. Any part of your Account which is not vested will be forfeited when you receive a distribution of your Vested Interest (or after you incur 5 consecutive Breaks in Service, if earlier) and will be allocated to the other Participants.

1 Year of Service	0% Vested
2 Years of Service	25% Vested
3 Years of Service	50% Vested
4 Years of Service	75% Vested
5 Years of Service	100% Vested

Notwithstanding the Vesting schedule set forth above, your Vested Interest in your Account will be increased to 100% when you reach your Normal Retirement Age, provided you haven't terminated employment with the Company. Your Vested Interest will also be increased to 100% if you die or suffer a Disability before you terminate employment with the Company.

Top Heavy Requirements

Under certain circumstances, you may be entitled to a minimum allocation for any Plan Year in which the Plan is considered “top heavy.” The Plan is considered top heavy for any Plan Year in which more than 60% of Plan assets are allocated to the Accounts of Participants who are "key" employees (that is, employees who satisfy certain ownership requirements and employees who are officers and whose Compensation for the Plan Year exceeds certain IRS limits). The Plan automatically satisfies this requirement in any Plan Year in which we contribute on your behalf to another plan (if any) that we sponsor. However, if the Plan is not exempt, then for each Plan Year in which the Plan is considered top heavy and in which you are a "non-key" employee who is employed by us on the last day of the Plan Year, you will receive a minimum allocation equal to the lesser of 3% of your Compensation or the highest percentage of Compensation allocated for that Plan Year to the Accounts of Participants who are key employees.

Maximum Allocation Limitations

The amount that can be allocated to your Account for any Plan Year is limited by law, but the limit only applies to the sum of our contributions and any forfeitures allocated to your Account. The annual limit is the lesser of 100% of your Compensation or the annual dollar limitation on allocations imposed by law, which is $50,000 for the Plan Year beginning in 2012, and which will thereafter be the amount set annually by law. This limitation does not apply to the amount of earnings that can be allocated to your Account or to any other funds transferred to this Plan on your behalf from another retirement plan.

Distribution Of Benefits

Distributions for Reasons Other Than Death
Your Vested Interest will be distributed within an administratively reasonable time after you terminate employment because of retirement on or after your Normal Retirement Age. If you terminate employment for any other reason (other than death), your Vested Interest will be distributed within an administratively reasonable time after the last day of the Plan Year in which you terminate employment. Your Vested Interest will be distributed in a lump sum. You can elect to have this amount paid directly to you or rolled over to another qualified plan or individual retirement account.

Lump Sum Cash-Outs
If your Vested Interest $1,000 or less (including your Rollover Account), it will be distributed in a lump sum as soon as administratively reasonable after you terminate employment, even if the time you would normally be entitled to a distribution as described in the preceding paragraph has not yet occurred. In such event, you can elect to have your Vested Interest paid to you or rolled over to another qualified plan or individual retirement account.

Distributions Upon Death
Your Vested Interest will be distributed to your beneficiary as soon as administratively practicable after your death. If you are not married, you can name anyone to be your beneficiary. If you are married, your spouse by law is your beneficiary unless he or she waives the death benefit in writing. Your Vested Interest will be distributed to your beneficiary in a lump sum.

If your death occurs before the date that minimum distributions must begin (as described in the preceding section), the distribution of your Vested Interest to your beneficiary must be made within certain legal timeframes which are dependent upon several factors, including (1) whether you have a designated beneficiary, (2) your relationship to the beneficiary (spousal or non-spousal beneficiary) and (3) certain elections that your beneficiary may make after your death. Please contact the Administrator for more information regarding payments to beneficiaries. However, if your death occurs after the date that minimum distributions must begin, the minimum death benefit that must be paid to your beneficiary each year after your death is based on the longer of your remaining life expectancy (had you survived) or the remaining life expectancy of your beneficiary. Your beneficiary may also choose to accelerate the payment rate.

Any death benefit received by your spouse can be rolled over to an IRA. A non-spouse beneficiary may establish a special IRA (an “Inherited IRA”) that can receive a direct rollover of all (except for any required minimum distributions) or a portion of a death benefit that would be distributed from the Plan to that non-spouse beneficiary.

Certain portions of a death benefit may not be eligible to be rolled over into an Inherited IRA. If you (a deceased Participant) needed to take a required minimum distribution in the year of your death (but you have not yet taken that required minimum distribution), then that required minimum distribution cannot be rolled over from the Plan into an Inherited IRA. Similarly, if the non-spouse beneficiary needs to take any required minimum distribution from the Plan for the year in which the direct rollover occurs (or any prior year), then the non-spouse beneficiary cannot roll over that required minimum distribution into an Inherited IRA.

If a non-spouse beneficiary elects to roll over the death benefit to an Inherited IRA, then the inherited IRA will be subject to complicated required minimum distribution rules. You should inform your non-spouse beneficiary that (a) he or she is designated to receive your death benefit, and (b) your death benefit can be rolled over to an Inherited IRA. The non-spouse beneficiary should discuss any planning issues and tax consequences with their professional tax advisor with respect to a direct rollover of your death benefit into an Inherited IRA.

Form of Distribution
Your Vested Interest will generally be distributed in the form of Company Stock. However, if the stock is not readily tradable, you can sell it back to us at its current fair market value during the 60-day period immediately following the distribution (or during an additional 60-day period in the year following the distribution). Moreover, if we are an S Corporation or our charter or by-laws restrict the ownership of Company Stock to employees or to the Plan, we can require you to sell the stock back to us (or we can elect to distribute your entire Vested Interest in cash rather than Company Stock).

Right of First Refusal
Any Company Stock distributed to you that is not readily tradable is subject to a right of first refusal. This means that we have the right to match any offer you receive from a third party for the stock.

Investment of Accounts

Your Account will be placed in the fund maintained by us, which will be invested primarily in Company Stock. Any part of your Account which is not invested in Company Stock will be invested in a diversified portfolio which may include savings and/or money market accounts, stocks, bonds, mutual funds, and insurance company funds.

Once you reach age 55 and you have been a Participant in the Plan for at least 10 years, you have the right during the following five years to diversify up to a total of 25% of the Company Stock in your Account that was acquired after December 31, 1986. During the sixth year, you can diversify up to a total of 50% of the Company Stock in your account that was acquired after December 31, 1986, minus any previously diversified shares. To satisfy this requirement, the Plan will allow you to take diversification withdrawals in Company Stock. However, this right only applies if your Company Stock Account exceeds $500.

Tax Withholding on Distributions

Due to the complexity and frequency of changes in the federal laws that govern benefit distributions, penalties and taxes, the following is only a brief explanation of the law and IRS rules and regulations as of the date this summary is issued. You will receive additional information from the Administrator at the time of any benefit distribution, and you should consult your tax advisor to determine your personal tax situation before taking the distribution.

Direct Rollovers Not Subject to Tax
Any eligible distribution that is directly rolled over to another eligible retirement account (either another qualified retirement plan or an individual retirement account) is not subject to income tax withholding. Generally, any part of a distribution from this Plan can be directly rolled over to another eligible retirement account unless the distribution (1) is part of a series of equal periodic payments made over your lifetime, or over the lifetime of you and your beneficiary, or over a period of 10 years or more; or (2) is a minimum benefit payment which must be paid to you by law. There are other distributions that are not eligible for direct rollover treatment, and you should contact the Administrator if you have questions about a particular distribution.

20% Withholding on Taxable Distributions
If you have your benefit paid to you and it's eligible to be rolled over, you only receive 80% of the benefit payment. The Administrator is required to withhold 20% of the benefit payment and remit it to the Internal Revenue Service as income tax withholding to be credited against your taxes. If you receive the distribution before you reach age 59½, you may also have to pay an additional 10% tax. You can still rollover all or a part of the 80% distribution that is paid to you by putting it into an IRA or into another qualified retirement plan within 60 days of receiving it. If you want to rollover 100% of the eligible distribution to an IRA or to another qualified retirement plan, you must find other money to replace the 20% that was withheld. You cannot elect out of the 20% withholding (1) unless you are permitted (and elect) to leave your benefit in this Plan, or (2) unless you have 100% of an eligible distribution transferred directly to an IRA or to another qualified retirement plan that accepts rollover contributions.

Claims Procedure

If you feel that you are entitled to a benefit that you are not receiving from the Plan, you can make a written request to the Plan Administrator (or its delegate) for that benefit. Benefits fall into two categories – Disability related benefits and non-Disability related benefits. The claims procedure for each benefit is similar, but there are differences. The claims procedure and appeals process for each type of benefit is explained in more detail below.

Claims for Non-Disability Benefits
If you feel that you are entitled to a non-Disability related benefit that you are not receiving, you can make a written request to the Administrator (or its delegate) for the benefit. If your request is denied, you will be informed by written or electronic notice within 90 days after the Administrator receives your request. This notice will contain the following information: (a) the specific reason or reasons for denial; (b) specific reference to the Plan provisions on which the denial is based; (c) a description of any additional material or information necessary in order to present a thorough appeal and an explanation of why such material or information is needed; and (d) an explanation of the claim appeal procedure and time limits applicable to the procedure, including a statement of your right to bring a civil action under ERISA Section 502 after a denial on appeal.

Note: If the Administrator needs more than 90 days to review your claim for benefits, you will be advised by written or electronic notice within 90 days after the Administrator receives your claim. The notice will tell you why the Administrator needs more time (which cannot exceed an additional 90 days), and the date by which you can expect a decision.

If you disagree with the Administrator's decision to deny your claim, you can appeal the denial to the Administrator. You must submit this appeal to the Administrator within 60 days after the date that you receive the notice of denial of your initial claim. For purposes of the review, you have the right to (a) submit written comments, documents, records and other information relating to the claim for benefits; (b) request, free of charge, reasonable access to, and copies of all documents, records and other information relevant to your claim for benefits; and (c) a review that takes into account all comments, documents, records, and other information you submitted relating to the claim, regardless of whether the information was submitted or considered in the initial decision.

Your denied claim will be reviewed by the Administrator and within 60 days after receipt of the request for review you will receive a written or electronic notice of the Administrator's decision. The notice will (a) provide the specific reason or reasons for denial; (b) refer to the provisions of the Plan on which the denial is based; (d) contain a statement that you are entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to your claim; and (d) describe any voluntary appeal procedures offered by the Plan and your right to obtain information about the procedures, and a statement of your right to bring a civil action if you disagree with the Plan Administrator’s decision on appeal.

Note: If the Administrator needs more than 60 days to review your denied claim, you will be advised in writing (or electronically) within 60 days after the Administrator receives the request for review. The notice will tell you why the Administrator needs more time (up to an additional 60 days), and the date by which you can expect a decision.

Claims for Disability Benefits
If you feel that you are entitled to a Disability-related benefit that you are not receiving, you can make a written request to the Plan Administrator (or its delegate) for the benefit. If your request is denied, you will be informed by written or electronic notice within 45 days after the Administrator receives your request. This notice will contain the following information: (a) the specific reason or reasons for denial; (b) specific reference to the Plan provisions on which the denial is based; (c) a description of any additional material or information necessary in order to present a thorough appeal and an explanation of why such material or information is needed; and (d) an explanation of the claim appeal procedure and time limits applicable to the procedure, including a statement of your right to bring a civil action under ERISA Section 502 after a denial on appeal. In addition, if an internal rule, guideline, protocol, or other similar criterion was used in making the adverse determination, the notice must provide either the specific rule, guideline, protocol, or other similar criterion, or a statement that the rule, guideline, protocol, or other similar criterion was relied upon in making the adverse determination and that a copy of the rule, guideline, protocol, or other criterion will be provided to you free of charge upon request; and if the adverse benefit determination is based on a medical necessity or experimental treatment or similar exclusion or limit, the notice must provide either an explanation of the scientific or clinical judgment for the determination, applying the terms of the Plan to your medical circumstances, or a statement that the explanation will be provided to you free of charge upon request.

Note: If the Administrator needs more than 45 days to review your claim for benefits because of matters beyond the Administrator's control, you will be advised by written or electronic notice within 45 days after the Administrator receives your claim. The notice will tell you why the Administrator needs more time (which cannot exceed an additional 30 days) and the date by which you can expect a decision. If, prior to the end of the first 30-day extension period, the Administrator determines that more time is needed to review your claim, then the period for making the determination can be extended for up to an additional 30 days if you are notified prior to the expiration of the first 30-day extension period why an extension is needed and the date by which the Administrator expects to render a decision. Any notice of extension will specifically explain the standards on which entitlement to a benefit is based, the unresolved issues that prevent a decision on the claim, and the additional information needed to resolve those issues, and your will be afforded at least 45 days within which to provide the specified information.

If you disagree with the Administrator's decision to deny your claim, you can appeal the denial to the Administrator, who will then appoint an independent party to review your appeal. You must submit this appeal to the Administrator within 180 days after the date that you receive the notice of denial of your initial claim. If your appeal is based in whole or in part based on a medical judgment, including determinations with regard to whether a particular treatment, drug, or other item is experimental, investigational, or not medically necessary or appropriate, then the party reviewing your appeal will consult with a health care professional who has appropriate training and experience in the field of medicine involved in the medical judgment. You will also be given the name of any medical or vocational expert whose advice was obtained by the Administrator in connection with the initial denial, even if the advice was not relied upon in denying your claim.

Your denied claim will be reviewed by the Plan Administrator and within 45 days after receipt of the request for review you will receive a written notice of the Plan Administrator's decision. The notice will (a) provide the specific reason(s) for the denial; (b) refer to the provisions of the Plan on which the denial is based; (d) contain a statement that you are entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to your claim; and (d) describe any voluntary appeal procedures offered by the Plan and your right to obtain information about the procedures, and a statement of your right to bring a civil action if you disagree with the Plan Administrator's decision on appeal.

Note: If the Plan Administrator needs more than 45 days to review your denied claim, you will be advised in writing within 45 days after the Administrator receives the request for review. The notice will tell you why the Plan Administrator needs more time (which cannot exceed an additional 45 days), and the date by which you can expect a decision.

Other Information

Attachment of Your Account
Your creditors cannot garnish or levy upon your Account except in the case of a proper Internal Revenue Service tax levy, and you cannot assign or pledge your Account except as directed through a Qualified Domestic Relations Order as part of a divorce, child support or similar proceeding in which a court orders that all or part of your Account be transferred to another person (such as your ex-spouse or your children). The Plan has a procedure for processing QDROs, which you can obtain free of charge from the Administrator.

Amendment or Termination of the Plan
Although we intend for the Plan to be permanent, we can amend or terminate it at any time. Upon termination, all Participants will have a 100% Vested Interest in their Accounts as of the date of termination, and all Accounts will be available for distribution at such time and in such manner as would have been permissible had the Plan not been terminated.

Accounts Are Not Insured
Your Account is not insured by the Pension Benefit Guaranty Corporation (PBGC) because the insurance provisions of the ERISA do not apply to employee stock ownership plans. For more information on PBGC coverage, ask the Administrator or contact the PBGC. Written inquiries to the PBGC should be addressed to: Technical Assistance Division, PBGC, 1200 K Street NW, Suite 930, Washington, D.C. 20005-4026. You can also call with any questions at (202) 326-4000.

Payment of Plan Expenses
The Plan routinely incurs expenses for the services of lawyers, actuaries, accountants, third party administrators, and other advisors. Some of these expenses may be paid by us directly while others may be paid from Plan assets. The expenses that are paid from Plan assets will be shared by all Participants either on a pro-rata basis or an equal dollar basis. If the expense is paid on a pro-rata basis, an amount will be deducted from your Account based on its value as compared to the total value of all Participants' Accounts. For example, if the Plan pays $1,000 of expenses and your Account constitutes 5% of the total value of all Accounts, $50 would be deducted from your Account ($1,000 x 5%) for its share of the expense. On the other hand, if the expense is paid on an equal dollar basis, the expense is divided by the number of Participants and then the same dollar amount is deducted from each Participant's Account.

Voting of Company Stock
If the Company Stock in your Account is publicly traded, you can direct how it will be voted on any matter put before the shareholders of the Company. If the Company Stock in your Account is not publicly traded, you only have the right to vote if the matter put before the shareholders involves the approval or disapproval of a merger, consolidation, recapitalization, reclassification, liquidation, dissolution, or a sale of substantially all corporate assets.

Participants Returning From Active Military Duty
If you leave to go on active military duty and you satisfy all of the requirements under the Uniformed Services Employment and Reemployment Rights Act (USERRA) to be reemployed by us upon completion of that service, then upon your reemployment we will make contributions to the Plan equal to the amount that would otherwise have been made for you but for the fact that you left for military duty. These contributions will be based upon the amount of Compensation that you would have otherwise received from us during your period of military service.

If you have USERRA reemployment rights and you die on or after January 1, 2007 while you are performing your military service, you will be entitled to the same Vesting rights as if you had actually been reemployed by us immediately prior to the date of your death (that is, your Account will be considered 100% Vested).

Statement of Erisa Rights

Basic Rights
As a Participant in the Plan, you are entitled to certain rights and protections under the Employee Retirement Income Security Act of 1974 (ERISA). ERISA provides that all Plan Participants are entitled to (1) examine, without charge, at the Plan Administrator’s office and at other specified locations, such as work-sites and union halls, all Plan documents, including insurance contracts, collective bargaining agreements and copies of all documents filed by the Plan with the U.S. Department of Labor, such as detailed annual reports and Plan descriptions (2) obtain copies of all Plan documents and other Plan information upon written request to the Plan Administrator. The Administrator may make a reasonable charge for the copies; (3) receive a summary of the Plan's annual financial report. The Plan Administrator is required by law to furnish each Participant with a copy of this summary annual report; and (4) obtain a statement telling you whether you have a right to receive a pension at Normal Retirement Age (as defined elsewhere in this summary) and if so, what your benefits would be at normal retirement age if you stop working under the plan now. If you do not have a right to a pension, the statement will tell you how many more years you have to work to get a right to a pension. This statement must be requested in writing and is not required to be given more than once a year. The Plan must provide the statement free of charge.

Duties of Plan Fiduciaries
In addition to creating rights for Participants, ERISA imposes duties upon the people who are responsible for operating the Plan. The people who operate your Plan, who are called "fiduciaries" of the Plan, have a duty to do so prudently and in the interest of you and other Plan Participants and beneficiaries. No one, including your employer, your union, or any other person, may fire you or otherwise discriminate against you in any way to prevent you from obtaining a pension benefit or exercising your rights under ERISA.

Enforcement of Rights
If your claim for a benefit is denied in whole or in part, you must receive a written explanation of the reason for the denial. You have the right to have the Plan review and reconsider your claim. Under ERISA, there are steps you can take to enforce these rights. For instance, if you request materials from the Plan and do not receive them within 30 days, you may file suit in a Federal court. In such a case, the court may require the Plan Administrator to provide the materials and pay you up to $110 a day until you receive the materials, unless the materials were not sent because of reasons beyond the control of the Administrator. If you have a claim for benefits that is denied, in whole or in part, you have the right to use the Plan’s claim procedures to request review of the claim and to request arbitration if your claim continues to be denied (in whole or in part) on review. If your claim for benefits is ignored, you may file suit in a state or Federal court. If you disagree with the Plan's decision or lack thereof concerning the qualified status of a domestic relations order, you may file suit in Federal court. If it should happen that Plan fiduciaries misuse the Plan's money, or if you are discriminated against for asserting your rights, you may seek assistance from the U.S. Department of Labor, or you may file suit in Federal court. The court will decide who should pay court costs and legal fees. If you are successful, the court may order the person you sued to pay these costs and fees. If you lose, the court may order you to pay these costs and fees, for example, if it finds your claim is frivolous.

Contact Information
If you have any questions about your Plan, you should contact the Administrator. If you have any questions about this statement or your rights under ERISA, you should contact the nearest office of the Employee Benefits Security Administration (formerly known as the Pension and Welfare Benefits Administration), U.S. Department of Labor, listed in your telephone directory or the Division of Technical Assistance and Inquiries, Employee Benefits Security Administration, U.S. Department of Labor, 200 Constitution Avenue N.W., Washington, D.C. 20210. You can also go the Department of Labor’s website at http://www.dol.gov/ebsa/publications/wyskapr.html where you can review a publication called “What You Should Know About Your Retirement Plan.”